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                                                                    EXHIBIT 3.24

                               OPERATING AGREEMENT

                                       OF

                          MONONA (MEXICO) HOLDINGS LLC

                                     * * * *

            LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") made this ____ day of January, 2000, between Monona Wire Corporation, as the member (the "Member"), and Monona (Mexico) Holdings LLC, an Illinois limited liability company, with an office at 700 Peace Road, Suite 700B, De Kalb, Illinois 60115 (the "Company").

                                    WHEREAS:

            A. The Member desires to form the Company as a limited liability company under the laws of the State of Illinois; and

            B. The Member and the Company desire to enter into this Agreement to govern the operation of the Company on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, it is agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 As used in this Agreement, the following terms shall have the respective meanings indicated after each of them:

            Code: The Internal Revenue Code of 1986, as amended.

            Event of Withdrawal: Death, insanity, incompetency, withdrawal, resignation, removal, dissolution, bankruptcy or insolvency.

            LLC Law: The Limited Liability Company Act of the State of Illinois (Section 805 Illinois Compiled Statutes 180), as amended from time to time.

                                   ARTICLE II

                            FORMATION OF THE COMPANY

      2.1 Limited Liability Company: Name: Place of Business

            2.1.1 The Member has caused the Company to be formed as a limited liability company under the LLC Law by causing the Articles of Organization of the Company to be filed

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with the Secretary of State of the State of Illinois.

            2.1.2 The Company shall conduct its business under the name of:
"Monona (Mexico) Holdings LLC."

            2.1.3 The Company shall maintain its principal place of business at 700 Peace Road, Suite 700B, De Kalb, Illinois 60115, and maintain such other offices as may be determined from time to time by the Member.

      2.2 Purpose

            The purpose of the Company is to carry on any or all lawful businesses or activities for which limited liability companies may be organized under the LLC Law.

      2.3 Term

            The term of the Company shall be perpetual, unless the Company is earlier dissolved in accordance with the provisions of this Agreement or the LLC Law. The existence of the Company as a separate legal entity shall continue until the cancellation of the Articles of Organization in the manner required by the LLC Law.

                                   ARTICLE III

                         RIGHTS AND DUTIES OF THE MEMBER

      3.1 Management of Company Business

            3.1.1 The business and affairs of the Company shall be conducted and managed solely by the Member.

            3.1.2 The Member shall have full power and authority to execute, on behalf of the Company, (a) deeds, leases, mortgages, security agreements, contracts and commitments of every kind and nature, (b) checks or other instruments for the payment of Company funds, and (c) notes, mortgages or other evidences of indebtedness of the Company.

            3.1.3 Third parties may rely upon a certificate of the Member as to the due authorization of any LLC Law performed or any instrument executed on behalf of the Company.

            3.1.4 The Member may engage agents, officers, employees or independent contractors to LLC Law on behalf of the Company and may delegate authority to the same.

      3.2 Limitation on Liability

            The Member shall have no liability as such for any debts, obligations or liabilities of the Company, whether arising in tort, contract or otherwise, solely by reason of being the Member of the Company or acting in such capacity or participating in any capacity in the conduct of the business of the Company, except as may be expressly agreed by the Member in writing or as provided by the LLC Law. Except as so agreed or provided, it is the intention of

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the parties hereto that the liability of the Member for the debts, obligations or liabilities of the Company shall be limited to the fullest extent permitted by the LLC Law.

                                   ARTICLE IV

                            OPERATION OF THE COMPANY

      4.1 Company Powers

            In furtherance of its business and purpose, the Company shall have all powers that an individual would have, except as limited by the LLC Law or the provisions of this Agreement.

      4.2 Company Funds

            Company funds required for reserves or otherwise in connection with the business of the Company may be invested in short-term interest-bearing investments including money market funds, or in such other manner as the Member may determine, provided that all available cash shall be distributed to the Member as soon as reasonably practicable.

                                    ARTICLE V

                              CAPITAL CONTRIBUTIONS

      5.1 Capital Contributions

            The Member shall make an initial capital contribution to the Company of $10.00. The Member may, but shall not be required to, make further capital contributions from time to time.

                                   ARTICLE VI

                               COMPANY ALLOCATIONS

      6.1 Adjustments to Capital Accounts

            6.1.1 A capital account shall be maintained for the Member, and shall initially be credited with the value of the initial capital contribution made by the Member pursuant to Section 5.1 hereof. The capital account of the Member shall be adjusted from time to time by crediting to such account all (i) additional capital contributions by the Member, and (ii) profit (including income exempt from taxation), all as hereinafter allocated to such Member, and shall be debited with (a) distributions made to the Member, (b) loss, and (c) expenditures described in Section 705(a)(2)(B) of the Internal Revenue Code of 1986, all as allocated to the Member.

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      6.2 Allocations and Distributions

            6.2.1 All profit or loss and each item comprising the same shall be allocated to the Member.

            6.2.2 The Company shall make distributions of available cash to the Member from time to time as determined by the Member after maintaining such reserves as the Member deems appropriate.

                                   ARTICLE VII

                              ACCOUNTING PROVISIONS

      7.1 Fiscal Year

            The fiscal year of the Company shall be the calendar year.

      7.2 Books and Accounts

            Complete and accurate books and accounts shall be maintained for the Company at the principal place of business of the Company utilizing the same method of accounting utilized by the Member for its business activities.

      7.3 Tax Reporting

            The Member shall cause the results of operations of the Company to be included on the Federal, state and local income tax returns of the Member, as though all assets of the Company were owned, and all such results of operations were realized, directly by the Member and not by the Company, to the extent such reporting is permitted by applicable law. To the extent such reporting is not permitted, the Member shall cause to be prepared and shall file any Federal, state and local tax returns required to be filed by the Company.

      7.4 Tax Status

            7.4.1 The Company shall take appropriate steps to cause the Company to be disregarded as an entity separate from the Member for purposes of Federal, state and local taxation while continuing to be respected as an entity separate from the Member for all purposes of Federal, state and local law other than taxation.

            7.4.2 Consistent with Section 7.4.1, any election made by the Member for tax purposes in connection with the Member's tax returns which include the results of operations of the Company or its assets shall be deemed made by, and shall bind, the Company to the extent applicable to the Company's assets or results of operations.

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                                  ARTICLE VIII

                 ADMISSION OF MEMBERS: ASSIGNMENT BY THE MEMBER

      8.1 Admission of Members

            The Member shall be the sole member of the Company.

      8.2 Assignment of Company Interests

            The Member may transfer, assign or otherwise dispose of all or any portion of its interest in the Company and admit new members to the Company on such terms as it may determine.

                                   ARTICLE IX

                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

      9.1 Events of Dissolution

            The Company shall be dissolved upon the first to occur of any of the following:

            (a) The happening of an Event of Withdrawal to the Member, so that there are no remaining members (unless within ninety (90) days thereafter the Member's successor-in-interest elects to be admitted as a member, or to cause its nominee or designee to be so admitted, and to continue the business of the Company), or any other event which would dissolve the Company under the laws of Illinois; or

            (b) The determination of the Member.

      9.2 General

            9.2.1 Upon the dissolution of the Company, the Company shall be dissolved and liquidated in accordance with this Article IX. The dissolution and liquidation shall be conducted and supervised by the Member or its successor-in-interest (the Member or such other person, as the case may be, being herein called the "Liquidating Agent"). The Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Company, in connection with the liquidation and dissolution of the Company, which the Member had with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the dissolution and liquidation of the Company and the transfer of any property of the Company.

      9.3 Priority on Liquidation

            The Liquidating Agent shall, to the extent feasible, liquidate the assets of the Company as promptly as shall be practicable. The proceeds of such liquidation shall be applied in the following order of priority:

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            (a) To the payment of matured debts and liabilities of the Company and the costs and expenses of the dissolution and liquidation; then

            (b) To the setting up of any reserves which the Liquidating Agent may deem reasonably necessary for any contingent or unforeseen liabilities of the Company; then

            (c) Any balance, to the Member or its successor-in-interest.

      9.4 Orderly Liquidation

            A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant upon a liquidation.

      9.5 Statements on Liquidation

            The Liquidating Agent shall cause to be prepared a statement which shall set forth the assets and liabilities of the Company as at the date of complete liquidation. The Member's share of the Company's net assets shall be one-hundred percent (100%). Upon compliance with the foregoing distribution plan, the Liquidating Agent shall execute, acknowledge and cause to be filed articles of dissolution of the Company.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

      10.1 Applicable Laws

            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

      10.2 Captions and Index

            10.2.1 The captions used herein are intended for convenience of reference only, shall not constitute any part of this Agreement and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

      10.3 Amendment

            10.3.1 Amendments of this Agreement may be made only by the Member in writing.

      10.4 Notices

            10.4.1 All notices given hereunder to the Member or the Company shall be given in writing and mailed by certified or registered mail, return receipt requested, hand delivered, telecopied or sent by a nationally recognized overnight courier service as follows: (i) if to the Member, at 700 Peace Road, Suite 700B, De Kalb, Illinois 60115:

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            or (ii) if to the Company at its principal place of business as stated herein, with a copy to the Member, or, in either case, to such other address of which such party shall have advised the other parties hereto by written notice as provided herein.

      10.5 Effective Date

            10.5.1 This Agreement shall be effective as of the date first above written.

            WHEREAS, the parties hereto have hereunto set their hands as of the day and year first above written.

                                MEMBER:

                                MONONA WIRE CORPORATION

                                By: /s/ Edward Duffy
                                    -----------------------------------
                                    Edward Duffy
                                    Chief Financial Officer

                                MONONA (MEXICO) HOLDINGS LLC

                                    By: MONONA WIRE CORPORATION,
                                        its Member

                                        By: /s/ Edward Duffy
                                            ----------------------------------
                                            Edward Duffy
                                            Chief Financial Officer

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